Exhibit 10.5.20
Execution Version
AMENDED AND RESTATED RECOURSE CARVE-OUT GUARANTY
AGREEMENT
THIS AMENDED AND RESTATED RECOURSE CARVE-OUT GUARANTY AGREEMENT (this “Guaranty”) is made as of the 20th day of December, 2024, by KBS REIT PROPERTIES III, LLC, a Delaware limited liability company (“Guarantor”), to and for the benefit of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent (“Administrative Agent”), for itself as a “Lender” and the other “Lenders” under the Loan Agreement (referred to below).
RECITALS:
A.As more fully provided in that certain Revolving and Term Loan Agreement, dated as of November 2, 2020, as amended by that certain First Modification Agreement (Long Form) dated as of March 8, 2023, that certain First Modification Agreement (Short Form) dated as of March 8, 2023 and recorded on March 14, 2023, that certain Second Modification Agreement dated as of November 2, 2023, that certain Third Modification Agreement dated as of November 1, 2024, that certain Extension Agreement dated as of December 9, 2024, that certain Second Extension Agreement dated as of December 12, 2024, that certain Third Extension Agreement dated as of December 18, 2024 and that certain Fourth Modification Agreement of even date herewith (the “Fourth Modification”) (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among KBSIII 500 WEST MADISON, LLC, a Delaware limited liability company (“Borrower”), the Lenders party thereto from time to time (collectively, the “Lenders”) and Administrative Agent, the Lenders agreed to loan to Borrower the maximum aggregate principal amount of $322,000,000.00 (the “Loan”).
B.The Loan is evidenced by one or more promissory notes given by Borrower to the Lenders (as the same may be amended, supplemented, renewed or replaced from time to time, collectively, the “Notes”).
C.Guarantor previously entered into that certain Recourse Carve-Out Guaranty Agreement, dated as of November 2, 2020, by the Guarantor in favor of Administrative Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Guaranty”).
D.Guarantor will continue to benefit directly or indirectly and substantially from the making of the Loan.
E.The execution and delivery of this Guaranty is a condition precedent to Administrative Agent and the Lenders entering into the Fourth Modification and the Lenders’ making of the Loan.
NOW, THEREFORE, to induce Administrative Agent and the Lenders to enter into the Fourth Modification and to induce the Lenders to continue making the Loan to Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Guarantor covenants and agrees as follows:
1.Defined Terms and Certain Rules of Construction.
(a)Unless otherwise expressly defined herein, all capitalized terms herein will have the meanings ascribed to them in the Loan Agreement. Any defined term used in the plural herein refers to all members of the relevant class and any defined term used in the singular refers to any number of the members of the relevant class.

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(b)Any reference to any Loan Document or other document includes such document both as originally executed and as it may from time to time be amended, restated, supplemented or modified. References herein to Articles, Sections and Exhibits will be construed as references to this Guaranty unless a different document is named. References to subparagraphs will be construed as references to the same Section in which the reference appears. The term “document” is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms “including” and “include” mean “including (include) without limitation”. The terms “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty refers to this Guaranty as a whole and not to any particular provision of this Guaranty.
(c)All exhibits to this Guaranty, as now existing and as the same may from time to time be modified, are incorporated herein by this reference.
2.Indemnity and Guaranty.
(a)In addition to any and all guarantees delivered by Guarantor or any of them to Administrative Agent, Guarantor absolutely, unconditionally and irrevocably guarantees to Administrative Agent for the benefit of Administrative Agent and the Lenders and becomes surety for, and agrees to pay, protect, defend and save Administrative Agent and the Lenders harmless from and against, and indemnifies Administrative Agent and the Lenders from and against, any and all liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys' fees), causes of action, suits, claims, demands and judgments of any nature or description whatsoever (collectively, "Costs") which may at any time be imposed upon, incurred or suffered by or awarded against Administrative Agent or any Lender as a result of one or more of the following:
(i)the intentional misapplication or misappropriation by Borrower of any funds derived from the Project, including the misapplication or misappropriation by Borrower of rent, security deposits, insurance proceeds, condemnation awards, or other income arising with respect to the Project;
(ii)Borrower's intentional commission of physical waste with respect to the Project;
(iii)the fraud or intentional misrepresentation by Borrower or Guarantor made in or in connection with the Loan Documents or the Loan; or
(iv)(A) Borrower's voluntary or collusive filing, (B) the filing against Borrower by any affiliate of Borrower or (C) the filing against Borrower by any party unaffiliated with Borrower and such filing pursuant to this clause (C) is not dismissed within 90 days of filing, in each case, of any proceeding for relief under any federal or state bankruptcy, insolvency or receivership laws or any assignment for the benefit of creditors made by Borrower .
(b)Guarantor unconditionally and irrevocably guarantees to Administrative Agent for the benefit of itself and the Lenders, in addition to the payment of the Costs, one hundred percent (100%) of all amounts owing under the Indemnity by Borrower if (and only if) an Environmental Insurance Policy (as defined in the Loan Agreement) is not then in place or, if not then in place, does not otherwise cover Borrower for claims relating to environmental matters when and if demand is made by Administrative Agent under the Indemnity (i.e. Guarantor shall have no liability under this Guaranty for amounts owing under the Indemnity so long as the Environmental Insurance Policy covering the Project is in place or otherwise covers the liability of Borrower for environmental matters at the time demand is made by

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Administrative Agent to Borrower under the Indemnity, whether or not the claim relating to any such environmental matter is a covered claim under such Environmental Insurance Policy (the "Environmental Liability").
(c)Guarantor unconditionally and irrevocably guarantees to Administrative Agent for the benefit of itself and the Lenders, in the addition to the payment of the Costs and Environmental Liabilities, the full and punctual payment and performance when due of all of the Obligations (as defined in the Loan Agreement) (collectively, “Obligations”), whether such Obligations would have arisen at maturity or earlier by reason of acceleration or otherwise and whether denominated as Costs, Environmental Liabilities, damages, principal, interest, fees or otherwise, together with all pre- and post- maturity interest thereon (including amounts that, but for the initiation of any proceeding under any insolvency or bankruptcy\ law, would become due), if one or more of the following events or conditions occurs:
(i)Borrower, Guarantor or any direct or indirect member of Borrower files, or the Project or any part thereof becomes an asset in, (1) a voluntary bankruptcy or insolvency proceeding, (2) an involuntary bankruptcy or insolvency proceeding (not brought by Administrative Agent) which is brought against Borrower, Guarantor or any direct or indirect member of Borrower or Guarantor, and which is facilitated, conducted, directed, solicited or joined, colluded or acquiesced in by Borrower, Guarantor, any direct or indirect member of Borrower or Guarantor or any of their respective principals or affiliates or (3) an involuntary bankruptcy or insolvency proceeding not described in clause (2) above, which is not dismissed within 90 days after filing;
(ii)Borrower, Structuring HoldCo or Guarantor fails to comply with any single, limited and/or Limited Purpose Entity or special purpose entity (“SPE”) covenants in any of the Loan Documents, including Sections 6.30 and 6.44 of the Loan Agreement (other than for actions permitted pursuant to the terms and provisions of the Loan Agreement) , which failure to comply results in the substantive consolidation of Borrower, Structuring Holdco or Guarantor as determined in a non-appealable decision by a court of competent jurisdiction;
(iii)the occurrence of any Transfer that is not expressly permitted pursuant to the terms and provisions of Section 6.9 of the Loan Agreement;
(iv)Borrower incurs any Liens other than Permitted Encumbrances or incurs any indebtedness other than indebtedness permitted under the Loan Agreement or any other Loan Document;
(v)following the occurrence of an Event of Default, any enforcement of Administrative Agent’s or any Lender’s rights or remedies under the Loan Documents, or in connection with any litigation relating to the Loan Documents wherein, in either such case, Borrower , Guarantor or any Affiliate of either of them (A) willfully in bad faith interferes with, hinders or delays the exercise of Administrative Agent’s or such Lender’s remedies, (B) contests in bad faith the validity or enforceability of the Loan Documents or (C) asserts a claim against Administrative Agent or any Lender, provided that clauses (A), (B) and (C) will not apply in the event that Borrower obtains a judgment that is not subject to appeal in a court of competent jurisdiction to the effect that its contest or claim was valid; or
(vi)any Pledge Documents are entered into that do not satisfy the requirements of a Permitted Pledge or if any Pledge Documents that have been entered into in

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accordance with clauses (i), (ii) and (iii) of the “Permitted Pledge” definition are amended, restated, modified, supplemented, terminated or waived without the consent of Administrative Agent and each Lender to the extent required under the terms set forth in the definition of “Permitted Pledge”.
This is a guaranty of payment and performance and not of collection. The liability of Guarantor under this Guaranty is direct and immediate and not conditional or contingent upon the pursuit of any remedies against Borrower or any other person (including other guarantors, if any), nor against the collateral for the Loan. To the extent permitted by applicable law, Guarantor waives any right to require that an action be brought against Borrower or any other Person or to require that resort be had to any collateral for the Loan or to any balance of any deposit account or credit on the books of Administrative Agent or any Lender in favor of Borrower or any other Person. In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, Borrower is relieved of or fails to incur any debt, obligation or liability as provided in the Loan Documents, Guarantor will nevertheless be fully liable for the Costs, Environmental Liability and Obligations. If the Costs, Environmental Liability and/or Obligations are partially paid or discharged by reason of the exercise of any of the remedies available to Administrative Agent and/or the Required Lenders, this Guaranty will nevertheless remain in full force and effect, and Guarantor will remain liable for all remaining Costs, Environmental Liability and/or Obligations, even though any rights which Guarantor may have against Borrower may be destroyed or diminished by the exercise of any such remedy.
3.Agreement to Pay. Guarantor agrees to pay, upon written demand by Administrative Agent, the Costs, Environmental Liability and Obligations, irrespective of whether any one or more of the following events have occurred: (i) Administrative Agent has made any demand on Borrower other than any notice specifically required by the Loan Documents; (ii) Administrative Agent or any Lender has taken any action of any nature against Borrower; (iii) Administrative Agent or any Lender has pursued any rights which it has against any other Person who may be liable for any of the Costs, Environmental Liability and/or Obligations; (iv) Administrative Agent or any Lender holds or has resorted to any security for the Costs, Environmental Liability and/or Obligations; or (v) Administrative Agent or any Lender has invoked any other remedy or right it has available with respect to the Costs, Environmental Liability and Obligations. The liability of Guarantor as surety and guarantor of the Costs, Environmental Liability and Obligations is unconditional. Guarantor therefore agrees to pay the Costs, Environmental Liability and Obligations even if any of the Loan Documents or any part thereof are for any reason invalid or unenforceable.
4.Rescission/Reinstatement of Obligations. If at any time all or any part of any payment made by Guarantor or received by Administrative Agent from Guarantor under or with respect to this Guaranty is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of Guarantor or Borrower), then the obligations of Guarantor hereunder will, to the extent of the payment rescinded or returned, be deemed to have continued in existence, notwithstanding such previous payment made by Guarantor, or receipt of payment by Administrative Agent, and the obligations of Guarantor hereunder will continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by Guarantor had never been made.
5.No Other Agreement, Defense. Guarantor warrants to Administrative Agent that: (i) no other agreement, representation or special condition exists between Guarantor, and any Lenders and/or Administrative Agent regarding the liability of Guarantor hereunder, nor does any understanding exist between Guarantor, and any Lenders and/or Administrative Agent that the obligations of Guarantor hereunder are or will be other than as set forth herein; and (ii) as of the date hereof, Guarantor has no defense whatsoever to any action or proceeding that may be brought to enforce this Guaranty.

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6.No Right of Subrogation. Unless and until all Costs, Environmental Liability and Obligations of Borrower under the Loan Documents have been irrevocably and indefeasibly paid in full, performed and discharged, and the Lenders no longer have any obligation to make Advances, Guarantor waives and agrees not to enforce any claim, right or remedy which Guarantor may now have or hereafter acquires against the Borrower that arises hereunder and/or from the payment or performance by Guarantor of the obligations guaranteed hereunder, whether or not any such claim, right or remedy arises in equity, under contract, by statute or otherwise, including: (i) any right of Guarantor to be subrogated in whole or in part to any claim, right or remedy of Administrative Agent or any Lender; (ii) any claim, right or remedy of reimbursement, exoneration, contribution or indemnification from the Borrower or participation in any claim, right or remedy of Administrative Agent or any Lender against the Borrower, any security which Administrative Agent or any Lender now has or hereafter acquires; and (iii) any right to require the marshalling of assets of the Borrower. Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Loan Agreement and that the waivers set forth in this Paragraph are knowingly made in contemplation of such benefits.
7.Waiver of Notice. Guarantor waives any and all notice (other than as specifically set forth herein) with respect to: (i) acceptance by Administrative Agent of this Guaranty or any of the Loan Documents; and (ii) other than as specifically set forth therein, the provisions of any of the Loan Documents or any other instrument or agreement relating to the obligations guaranteed hereunder; and (iii) any default in connection with the obligations guaranteed hereunder.
8.Waiver of Presentment, Etc. Guarantor waives any presentment, demand, notice of dishonor or nonpayment, protest and notice of protest in connection with the Costs, Environmental Liability and/or Obligations except as specifically set forth herein or in the Loan Documents.
9.Administrative Agent’s Rights. To the extent permitted by applicable law, Guarantor waives any defense hereunder based on any claim that Administrative Agent or any Lender has done any of the following, and agrees that any of the following may occur from time to time and, without notice to Guarantor and without adversely affecting the validity or enforceability of this Guaranty: (i) release, surrender, exchange, compromise or settle the obligations guaranteed hereunder or any portion thereof; (ii) change, renew, or waive the terms of the obligations guaranteed hereunder or any portion thereof; (iii) change, renew, or waive the terms, including the rate of interest charged to the Borrower, of any note, instrument, or agreement relating to the obligations guaranteed hereunder or any portion thereof; (iv) grant any extension or indulgence with respect to the payment or performance of the obligations guaranteed hereunder or any part thereof; (v) enter into any agreement of forbearance with respect to the obligations guaranteed hereunder, or any part thereof; (vi) sell, release, surrender, exchange or compromise any security held by Administrative Agent for any of the obligations guaranteed hereunder; (vii) release any person or entity that is a guarantor or surety or who has agreed to purchase the obligations guaranteed hereunder or any portion thereof; (viii) release, surrender, exchange or compromise any security or lien held by Administrative Agent for the liabilities of any person or entity that is a guarantor or surety for the obligations guaranteed hereunder or any portion thereof; and (ix) settle, release, adjust or compromise any claim against the Borrower or any other person secondarily or otherwise liable, including but not limited to any other guarantors or sureties of the obligations guaranteed hereunder. To the extent permitted by applicable law, Guarantor agrees any of the above may occur from time to time and without giving any notice to Guarantor and that Guarantor will remain liable for full payment and performance of the obligations guaranteed hereunder. Guarantor further waives any defense based on a claim or defense of Borrower, and waives any right to require Administrative Agent or any Lender to proceed against Borrower, proceed against or exhaust any security for the obligations guaranteed hereunder or pursue any other remedy in Administrative Agent’s or any Lender’s power whatsoever.

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10.Event of Default. Without limiting anything set forth in Section 8.1 of the Loan Agreement, including without limitation Sections 8.1(d) and (e), it will be an Event of Default under the Loan Documents if Guarantor fails to pay any sums as required pursuant to the terms of this Guaranty or in any other guaranty or indemnity agreement to which Guarantor is a party provided in relation hereto.
11.Covenants. Guarantor covenants and agrees, from the date hereof and until the obligations guaranteed hereunder have been irrevocably and indefeasibly paid in full, performed and discharged, and the Lenders no longer have any obligation to make Advances, to:
(a)duly pay and discharge all liabilities to which it is subject or which are asserted against it, prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent that such liabilities would not reasonably be expected to result in a Material Adverse Change on Guarantor;
(b)cause any indebtedness between or among Guarantor and any other surety or guarantor of the Costs, Environmental Liability or Obligations to be subordinated to the Loan;
(c)furnish Administrative Agent with the financial statements and other information required to be provided by or on behalf of Guarantor under Section 6.15 of the Loan Agreement within the time periods provided for in the Loan Agreement together with such additional information as Administrative Agent shall reasonably request (not more than once per month) regarding Guarantor, within thirty (30) days (or such reasonably necessary time period as may be required by Guarantor) after Administrative Agent's written request therefor (including, when applicable, covenant compliance certificates from Guarantor in form and substance satisfactory to Administrative Agent with respect to Guarantor's financial covenants set forth herein); and
(d)comply with the following financial covenant starting with the calendar quarter ending on December 31, 2024, and thereafter measured as of the end of each calendar quarter that occurs during the term of the Loan (i.e., as of each March 31, June 30, September 30, and December 31 during the term of the Loan):
(i)Guarantor shall not permit the ratio of EBITDA to Interest Charges for the preceding four trailing consecutive fiscal quarters to be less than 1.10 to 1.00. As used herein, "EBITDA" shall mean an amount equal to (a) the net income as defined by GAAP for Guarantor and its subsidiaries, without duplication, on a consolidated basis for the applicable measuring period, plus (1) interest expense, income taxes, depreciation and amortization expense, acquisition costs and expenses, and extraordinary or non-recurring losses or losses from sales of assets, including, without limitation, Asset Management Fees actually paid in cash (even to the extent such Asset Management Fees are contractually payable and actually paid at the upper-tier REIT level and not at the level of Guarantor or its Subsidiaries) which Asset Management Fees shall be treated as an expense for purposes hereof, plus (2) any non-cash expense or contra revenue reducing net income, minus (3) any extraordinary or non-recurring gains or gains from asset sales, minus (4) any unrealized gains or losses, minus (5) any non-cash income or gains increasing net income with the exception of any straight line rent, and minus (6) an amount equal to the sum of (A) $0.25 multiplied by the aggregate number of square feet of office buildings owned by Guarantor not under construction, plus (B) $0.10 multiplied by the aggregate number of square feet of industrial buildings owned by Guarantor and not under construction, all as determined in accordance with GAAP (or, if not determined in accordance with GAAP, as determined in accordance with industry practices); plus (b) Guarantor's share of EBITDA (using the definition under subsection (a) above) in all unconsolidated joint ventures, without duplication, each as determined by Administrative

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Agent in its reasonable discretion. For purposes of this definition, nonrecurring items shall be deemed to include, without limitation, (w) gains and losses on early extinguishment of Indebtedness, (x) any breakage payments or fees in connection with a Swap, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP. As used herein, "Interest Charges" shall mean the sum of Guarantor's and Guarantor's subsidiaries (without duplication) interest expense (excluding any amortized loan costs relating to loan fees or costs or fees relating to hedging instruments, and excluding Guarantor’s share of the Interest Charges of Prime US REIT) and shall be reduced by any income from any hedging instruments.
12.Intentionally Deleted.
13.Notices. Guarantor agrees that all notices, statements, requests, demands and other communications made pursuant to or under this Guaranty must be made in the manner set forth in the Loan Agreement and if sent to Guarantor, to Guarantor’s address listed under its signature(s), below, and if sent to Administrative Agent, to the addresses set forth for Administrative Agent in the Loan Agreement.
14.Entire Agreement; Modification. This Guaranty is the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and replaces all prior discussions, representations, communications and agreements (oral or written). This Guaranty may not be modified, supplemented, or terminated, nor any provision hereof waived, except by a written instrument signed by the party against whom enforcement thereof is sought, and then only to the extent expressly set forth in such writing.
15.Binding Effect; Joint and Several Obligations. This Guaranty is binding upon Guarantor (subject to the terms and provisions hereof) and inures to the benefit of Administrative Agent, for the benefit of the Lenders, and the respective heirs, executors, legal representatives, successors, and assigns of Guarantor and Administrative Agent, whether by voluntary action of the parties or by operation of law. Guarantor may not delegate or transfer its obligations under this Guaranty. If Guarantor comprises more than one Person, each such Person will be jointly and severally liable hereunder.
16.Unenforceable Provisions. Any provision of this Guaranty which is determined by a court of competent jurisdiction or government body to be invalid, unenforceable or illegal will be ineffective only to the extent of such determination and such determination will not affect the validity, enforceability or legality of any other provision, nor will such determination apply in any circumstance or to any party not controlled by such determination.
17.Due Authorization and Execution. Guarantor has the requisite power and authority to enter into, execute, deliver and carry out this Guaranty and to perform its obligations hereunder and all such actions have been duly authorized by all necessary proceedings. This Guaranty has been duly executed and delivered and constitutes the valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms. The execution, delivery and performance of this Guaranty by the Guarantor will not violate the organizational documents of Guarantor or any material agreement or instrument to which Guarantor is a party or by which it is bound or any Governmental Requirement.
18.Participation. Guarantor acknowledges and agrees to the provisions contained in Sections 10.10 and 10.11 of the Loan Agreement and such sections are incorporated herein by reference. Guarantor further agrees that any Lender may elect, subject to and in accordance with the terms of the Loan Agreement, at any time and from time to time, both before and after the occurrence of an Event of Default to the extent permitted under the Loan Agreement, to sell, assign or encumber all or a portion of the Loan and the Loan

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Documents, or grant, sell, assign or encumber participations in all or any portion of its rights and obligations under the Loan and the Loan Documents, and that the guaranty obligations of Guarantor under the Loan Documents will also apply with respect to any purchaser of the Loan (or any portion thereof), assignee, Lender or participant (subject to Sections 10.10 and 10.11 of the Loan Agreement) without any additional notice to or consent from Guarantor, except as expressly provided under the Loan Agreement. Guarantor hereby acknowledges and agrees that each Lender may disclose any and all information in such Lender’s possession to any Transferee subject to and in accordance with Section 10.10(e) of the Loan Agreement.
19.Duplicate Originals; Counterparts. This Guaranty may be executed in any number of duplicate originals, and each duplicate original will be deemed to be an original. This Guaranty (and each duplicate original) also may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute a fully executed Guaranty even though all signatures do not appear on the same document.
20.Remedies Not Exclusive. Guarantor agrees that the enumeration of Administrative Agent’s rights and remedies set forth in this Guaranty is not intended to be exhaustive and the exercise by Administrative Agent of any right or remedy will not preclude the exercise of any other rights or remedies, all of which will be cumulative and will be in addition to any other right or remedy given hereunder or under any other agreement among the parties to the Loan Documents or which may now or hereafter exist at law or in equity or by suit or otherwise.
21.No Waiver. Guarantor agrees that no failure on the part of Administrative Agent to exercise any of its rights under this Guaranty will be a waiver of such rights or a waiver of any default by Guarantor. Guarantor further agrees that each written waiver will extend only to the specific instance actually recited in such written waiver and will not impair the rights of Administrative Agent in any other respect.
22.Costs. Guarantor agrees to pay all costs and expenses, including reasonable attorneys’ fees (both in-house and outside counsel), incurred by Administrative Agent in enforcing this Guaranty against Guarantor.
23.No Election of Remedies. Guarantor acknowledges that Administrative Agent may, in its sole discretion, elect to enforce this Guaranty for the benefit of itself and the Lenders for the total amount of the obligations guaranteed hereunder or any part thereof against Guarantor without any duty or responsibility to pursue any other person or entity and that such an election by Administrative Agent will not be a defense to any action Administrative Agent may elect to take against Guarantor.
24.Governing Law; Waiver of Jury Trial; Jurisdiction. IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR AND ADMINISTRATIVE AGENT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND THE NOTE, AND THIS GUARANTY AND THE NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE

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WITH THE LAWS OF THE STATE OF ILLINOIS.
GUARANTOR AND ADMINISTRATIVE AGENT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (A) SUBMIT TO PERSONAL JURISDICTION IN THE STATE OF ILLINOIS OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS GUARANTY, (B) AGREE THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION OVER THE STATE OF ILLINOIS, AND (C) SUBMIT TO THE JURISDICTION OF SUCH COURTS. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR AGREES THAT IT WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM (BUT NOTHING HEREIN WILL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). GUARANTOR FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO GUARANTOR AT THE ADDRESSES FOR NOTICES DESCRIBED IN THIS GUARANTY, AND CONSENTS AND AGREES THAT SUCH SERVICE WILL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN WILL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).
ADMINISTRATIVE AGENT AND GUARANTOR, TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS GUARANTY OR ANY CONDUCT, ACT OR OMISSION OF ADMINISTRATIVE AGENT OR GUARANTOR, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH ADMINISTRATIVE AGENT OR ANY GUARANTOR, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
25.Subordination. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Loan. Guarantor agrees that, until the Loan has been irrevocably and indefeasibly paid in full, performed and discharged, and the Lenders no longer have any obligation to make Advances, Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt. Any such payments received by Guarantor must be held in trust for Administrative Agent, for the benefit of itself and the Lenders, and must be paid over to Administrative Agent on account of the Loan without reducing, impairing or releasing the obligations of Guarantor hereunder.
26.Document Imaging, Electronic Transactions and the UETA. Without notice to or consent of Borrower or Guarantor, Administrative Agent may create electronic images of this Guaranty and the other Loan Documents and destroy paper originals of any such imaged documents. Provided that such images are maintained by or on behalf of Administrative Agent as part of Administrative Agent’s normal business processes, Guarantor agrees that such images have the same legal force and effect as the paper originals, and are enforceable against Guarantor. Furthermore, if applicable, Guarantor agrees that Administrative Agent may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, the UETA, with the image of such instrument in Administrative Agent’s possession constituting an “authoritative copy” under the UETA.

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27.Swap Eligibility. Guarantor represents that as of the date of the execution of this Guaranty, and is deemed to represent on each day that Borrower enters into a swap, that Guarantor is an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
28.Intentionally Omitted.
29.Limited Recourse Provision. Notwithstanding anything else stated to the contrary in this Guaranty, none of the constituent members, partners, or any other constituent owners (whether direct or indirect) in Guarantor shall have any liability whatsoever for any of Guarantor's obligations under this Guaranty. For purposes of clarification, in no event shall the above language limit, reduce or otherwise affect Borrower's liability or obligations under the Loan Documents, or Administrative Agent's right to exercise any rights or remedies against any collateral securing the Loan.
30.Environmental Liability. Notwithstanding anything stated to the contrary in this Guaranty, in the event that (i) Administrative Agent and the Lenders have received Non-Contestable payment in full of all of the all of the Obligations, including but not limited to repayment in full of the Notes, but excluding any of the Obligations which might arise in the future (but as to which no claim has then arisen at the time of such Non-Contestable payment in full of the Obligations) under the provisions of the Indemnity or (ii) Administrative Agent or its nominee or any third party takes record title to the Project, or any part thereof, following the exercise of Administrative Agent's rights and remedies under the Loan Documents, Guarantor shall nonetheless have the right to terminate its continuing liability under Section 2(b) of this Guaranty with respect to Borrower's obligations under the Indemnity (and only as to such obligations), upon fulfillment of each of the following conditions to the reasonable satisfaction of Administrative Agent:
(a)Guarantor or Borrower shall have delivered to Administrative Agent a new environmental insurance policy which insures Administrative Agent (on behalf of Lenders) ("New Environmental Insurance Policy") as to the Project and which:
(i)is comparable to the existing Environmental Insurance Policy for the Project approved by Administrative Agent except the policy limits shall be at least $5,000,000 for each occurrence and in the aggregate with a retention of no greater than $100,000; and
(ii)is issued by the same company as the existing Environmental Insurance Policy or a replacement company with an AM Best's Rating equivalent or better than A- (Excellent)/IX; and
(b)Borrower shall maintain the Project as a covered location on such New Environmental Insurance Policy for a period of no less than three (3) years from the date the Loan is repaid or the Project is acquired, as applicable, as set forth above; and
(c)Administrative Agent shall have received evidence that all premiums for three (3) years coverage under such New Environmental Insurance Policy have been prepaid in full.
Such termination of Guarantor's liability under Section 2(b) of this Guaranty with respect to Borrowers' obligations under the Indemnity shall become effective only upon the delivery by Administrative Agent to Guarantor of a specific written acknowledgment of the satisfaction of all of the foregoing conditions and the termination of such obligations, which acknowledgement Administrative Agent agrees to provide unless any of the conditions to such termination have not been satisfied. This

–10–	Accenture Tower - Recourse Carve-Out
Guaranty Agreement

Section 29 shall under no circumstance be interpreted to terminate or limit any of Guarantor's liabilities in Section 2 of this Guaranty except to the extent such liabilities relate to Borrower's obligations under the Indemnity.
(d)Notwithstanding anything stated to the contrary in this Guaranty, in the event that Borrower, as Indemnitor (as defined in the Indemnity), successfully exercises its right to terminate its continuing liability under the Indemnity pursuant to and in accordance with the terms and conditions of Section 4 thereof, Guarantor's liability under Section 2(b) of this Guaranty with respect to its guaranty of Borrower's obligations under the Indemnity (and only as to such obligations) shall automatically terminate.
For the purposes of this Section 30, the term "Non-Contestable" shall mean the receipt of payment of the Notes or other satisfaction of all of the Obligations and the expiration of all periods of time within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of payments received by Administrative Agent or any Lender as to the Obligations could be filed or asserted with (i) no such claim having been filed or asserted, or (ii) if so filed or asserted, the final, non-appealable decision of a court of competent jurisdiction denying the claim or assertion.
31.Addendum. Attached hereto and incorporated into this Guaranty is an Addendum. In the event of any inconsistencies between the terms and conditions of such Addendum and the other terms and conditions of this Guaranty, the terms of the Addendum will control and be binding.
32.Amendment and Restatement. This Guaranty amends, restates and replaces the Existing Guaranty. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Guaranty or any agreements, documents or instruments securing the same, which shall remain in full force and effect, except as expressly modified hereby or by instruments executed concurrently herewith.
[NO FURTHER TEXT ON THIS PAGE]

–11–	Accenture Tower - Recourse Carve-Out
Guaranty Agreement

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first set forth above.
GUARANTOR:
KBS REIT PROPERTIES III, LLC,
a Delaware limited liability company
By:    KBS LIMITED PARTNERSHIP III,
a Delaware limited partnership,
its sole member
By:    KBS REAL ESTATE INVESTMENT TRUST III, INC.,
a Maryland corporation,
its general partner
By:    /s/ Charles J. Schreiber, Jr.
Charles J, Schreiber, Jr.,
Chief Executive Officer
Notice Address:
c/o KBS Capital Advisors LLC
800 Newport Center Drive, Suite 700
Newport Beach, CA 92660
Attention: Pamela Azanza-Rogalski
[Signature Page to A&R Recourse Carve-Out Guaranty]

ADDENDUM TO AMENDED AND RESTATED RECOURSE CARVE-OUT
GUARANTY AGREEMENT
BY
KBS REIT PROPERTIES III, LLC
IN FAVOR OF
U.S. BANK NATIONAL ASSOCIATION
This Addendum supplements that certain Amended and Restated Recourse Carve-Out Guaranty Agreement to which it is attached (including all addenda attached thereto, and all modifications and amendments thereto, the "Guaranty") by KBS REIT PROPERTIES III, LLC, a Delaware limited liability company ("Guarantor") in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent ("Administrative Agent") for itself as a "Lender" and the other "Lenders" under the Loan Agreement. In the event of any conflict between the provisions of this Addendum, on the one hand, and the Guaranty, on the other hand, the provisions of this Addendum shall prevail and control. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Guaranty.
1.Agreement to Pay. The reference to "Costs and Environmental Liability" set forth in clause (iv) of Section 3 of the Guaranty is hereby changed to "Obligations of Borrower guaranteed hereunder".
2.Administrative Agent's Rights.
(a)Clause (vi) of Section 9 of the Guaranty is hereby deleted in its entirety and replaced with the following: "(vi) sell, release, surrender, exchange or compromise any security held by Administrative Agent for any of the obligations of Borrower guaranteed hereunder;"
(b)The last sentence of Section 9 of the Guaranty is hereby deleted in its entirety and replaced with the following: "To the extent permitted by applicable law, Guarantor further waives any defense based on a claim or defense of Borrower, and waives any right to require Administrative Agent or any Lender to proceed against Borrower, proceed against or exhaust any security for the obligations of Borrower guaranteed hereunder or pursue any other remedy in Administrative Agent's or Lenders' power whatsoever".
3.Unsecured Obligations. Notwithstanding anything to the contrary in the Guaranty or in any of the other Loan Documents, the obligations of Guarantor under the Guaranty are not secured by the Security Instrument.
4.Waivers. Without limiting any of the other waivers and provisions set forth in the Guaranty, Guarantor hereby waives:
(a)Any rights of Guarantor of subrogation, reimbursement, indemnification, and contribution against Borrower or any other person or entity, and any other rights and defenses that are or may become available to Guarantor or any other person or entity by reasons of any applicable Laws.
(b)All rights and defenses arising out of any election of remedies by Administrative Agent or Lenders even if that election of remedies, such as a nonjudicial foreclosure with respect to the security for
Addendum

the obligations of Borrower guaranteed hereunder, has destroyed the Guarantor's rights of subrogation and reimbursement against Borrower by the operation of any applicable Laws.
(c)All rights and defenses that Guarantor may have because the Borrower's debt is secured by real property. This means, among other things:
(i)Administrative Agent and Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower; and
(ii)If Administrative Agent or Lenders foreclose on any real property collateral pledged by Borrower (x) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) the Administrative Agent and Lenders may collect from the Guarantor even if the Administrative Agent and Lenders, by foreclosing on the real property collateral, has destroyed any right the Guarantor may have to collect from the Borrower.
The foregoing is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower's debt is secured by real property.
(d)Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, and any and all other suretyship defenses now or hereafter available to Guarantor under applicable law.
(e)Any right Guarantor might otherwise have under applicable Laws or otherwise to have Borrower designate the portion of any indebtedness and obligations to be satisfied in the event that Borrower provides partial satisfaction of such indebtedness and obligations. Guarantor acknowledges and agrees that Borrower may already have agreed with Administrative Agent or Lenders, or may hereafter agree, that in any such event the designation of the portion of the indebtedness or obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by Administrative Agent or Lenders rather than by Borrower.
(f)Any and all rights or defenses Guarantor may have by reason of protection afforded to the principal with respect to any of the Obligations or to any other guarantor of any of the Obligations with respect to such guarantor's obligations under its guaranty, in either case, pursuant to any antideficiency Laws which may be applicable or other applicable Laws which may limit or discharge the principal's indebtedness or such other guarantor's obligations.
(g)All benefits of any statute of limitations affecting Guarantor's liability under or the enforcement of the Guaranty or any of Borrower's obligations under any of the Loan Documents or any security therefor.
5.Obligations Remaining Outstanding After Payments and Liquidation of Collateral Shall Be That Guaranteed Hereby. Guarantor agrees that certain amounts, costs and expenses may remain owing after the application of payments received from Borrower and the application of proceeds received from the foreclosure of the Security Instrument (or after application of the credit bid of the Administrative Agent or any Lender at the foreclosure sale) and other liquidation of the collateral for the Loan, shall be deemed to be part of the obligations guaranteed hereunder; and Guarantor may not claim or contend so long as any such amounts, costs and expenses guaranteed hereby remain outstanding that any payments received by Administrative Agent or Lenders from Borrower or otherwise, or proceeds received by Administrative Agent or Lenders on the liquidation of the collateral for the Loan, shall have reduced or discharged Guarantor's liability or obligations hereunder. Nothing contained in this Section shall be deemed to (a)
Addendum

limit or otherwise impair any of the waivers or agreements of Guarantor contained in the other Sections of the Guaranty, (b) require Administrative Agent or Lenders to proceed against Borrower or any collateral for the Loan before proceeding against Guarantor (any such requirement having been specifically waived), or (c) limit or otherwise impair any rights Administrative Agent and Lenders would have in the absence of this Section.
6.Other Guaranties. The Guaranty is in addition to and independent of (and shall not be limited by) any other guaranty now existing or hereafter given by Guarantor or any other guarantors of Borrower's obligations to Administrative Agent and Lenders.
7.Guarantor Representations. Guarantor represents and warrants to Administrative Agent and Lenders that Guarantor now has and will continue to have full and complete access to any and all information concerning the transactions contemplated by the Loan Documents or referred to therein, the value of the assets owned or to be acquired by Borrower, Borrower's financial status and its ability to pay and perform its obligations to Administrative Agent and Lenders. Guarantor further represents and warrants that Guarantor has reviewed and approved copies of the Loan Documents and is fully informed of the remedies Administrative Agent and Lenders may pursue, with or without notice to Borrower, in the event of an Event of Default under the Note or other Loan Documents. So long as any of the obligations guaranteed hereunder remain unsatisfied or owing to Administrative Agent or Lenders, Guarantor shall keep fully informed as to all aspects of Borrower's financial condition and the performance of the obligations of Borrower to Administrative Agent and Lenders.
8.Bankruptcy. So long as any of Borrower's obligations are owing to Administrative Agent and Lenders, Guarantor shall not, without the prior written consent of Administrative Agent, commence or join with any other party in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower. Administrative Agent shall have the sole right to accept or reject any plan on behalf of Guarantor proposed in such case and to take any other action which Guarantor would be entitled to take, including, without limitation, the decision to file or not file a claim. Guarantor acknowledges and agrees that any interest on the obligations of Borrower to Administrative Agent and Lenders that are guaranteed hereunder which accrues after the commencement of any such proceeding (or, if interest on any portion of the obligations of Borrower to Administrative Agent and Lenders ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on any such portion of the obligations of Borrower to Administrative Agent and Lenders if said proceedings had not been commenced) will be included in the obligations guaranteed hereunder because it is the intention of the parties that the obligations guaranteed hereunder should be determined without regard to any rule or law or order which may relieve Borrower of any portion of its obligations. Guarantor hereby permits any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent and Lenders, or allow the claim of Administrative Agent and Lenders in respect of, any such interest accruing after the date on which such proceeding is commenced. Guarantor hereby assigns to Administrative Agent for the benefit of the Lenders Guarantor's right to receive any payments from any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person by way of dividend, adequate protection payment or otherwise. If all or any portion of the obligations of Borrower that are guaranteed hereunder are paid or performed by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performance(s) is avoided or recovered directly or indirectly from Administrative Agent or Lenders as a preference, voidable transfer or otherwise in such case irrespective of payment in full of all obligations under the Loan Documents.
9.Understanding of Obligations and Waivers. Guarantor hereby acknowledges that: (i) the obligations undertaken by Guarantor in the Guaranty are complex in nature, (ii) numerous possible defenses
Addendum

to the enforceability of these obligations of Guarantor may presently exist and/or may arise hereafter, and (iii) as part of Administrative Agent's and Lenders' consideration for making the Loan, Administrative Agent and Lenders have specifically bargained for the waiver and relinquishment by Guarantor of all such defenses. Given all of the above, Guarantor does hereby represent and confirm to Administrative Agent and Lenders that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (A) the nature of all such possible defenses, (B) the circumstances under which such defenses may arise, (C) the benefits which such defenses might confer upon Guarantor, and (D) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes the Guaranty with the intent that the Guaranty and all of the informed waivers herein shall each and all be fully enforceable by Administrative Agent and Lenders, and that Administrative Agent and Lenders are induced to make the Loan in material reliance upon the presumed full enforceability thereof.
[Remainder of page left intentionally blank.]
Addendum

No Reliance. Guarantor, by initialing below, expressly represents and warrants that it did not rely on any representation, assurance or agreement, oral or written, not expressly set forth in the Guaranty in reaching its decisions to enter into the Guaranty and that no promises or other representations have been made to Guarantor which conflict with the written terms of the Guaranty. Guarantor represents to Administrative Agent and Lenders that (i) it has read and understands the terms and conditions contained in the Guaranty and the other Loan Documents executed in connection with the Guaranty, (ii) its legal counsel has carefully reviewed all of the Loan Document (including, without limitation, the Guaranty) and it has received legal advice from counsel of its choice regarding the meaning and legal significance of the Guaranty and all other Loan Documents, (iii) it is satisfied with its legal counsel and the advice received from it, and (iv) it has relied only on its review of the Guaranty and the other Loan Documents and its own legal counsel’s advice and representations (an it has not relied on any advice or representations from Administrative Agent or any Lender, or any of Administrative Agent’s or any Lender’s respective officers, employees, agents or attorneys). No course of prior dealing among the parties, no usage of trade, and no parol or extrinsic evidence of any nature may be used to supplement, modify or vary any of the terms of the Guaranty.
/s/ CJS
Guarantor’s Initials
Addendum
Section 10

IN WITNESS WHEREOF, Guarantor caused this Addendum to be executed as of the day and year first written above.
KBS REIT PROPERTIES III, LLC,
a Delaware limited liability company
By:    KBS LIMITED PARTNERSHIP III,
a Delaware limited partnership,
its sole member
By:    KBS REAL ESTATE INVESTMENT TRUST III, INC.,
a Maryland corporation,
its general partner
By:    /s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer
[Signatures follow on next page.]
[Signature Page to A&R Recourse Carve-Out Guaranty Addendum]

U.S. BANK NATIONAL ASSOCIATION,
a national banking association, as administrative
agent
By:    /s/ Claudia N. Marciniak
Name:    Claudia N. Marciniak
Title:    Senior Vice President
[Signature Page to A&R Recourse Carve-Out Guaranty Addendum]